SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      October 4, 2001

ISCO INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-22302 (Commission file number)	36-3688459 (I.R.S. Employer Identification Number)

451 Kingston Court, Mt. Prospect, Illinois (Address of Principal Executive Offices)	60056 (Zip Code)

(847) 391-9400
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS
SIGNATURES

Item 5. Other Events.

Patent Litigation

      ISCO International, Inc. (the “Company”) previously announced that it filed suit against Conductus Inc. (“CDTS”’) and Superconductor Technologies, Inc. (“SCON”) in Federal District Court in Delaware alleging infringement of U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems” (the “Patent”). CDTS and SCON initially denied ISCO’s allegations and asked the court to declare the Patent invalid and not infringed.

      On October 3, 2001 CDTS and SCON filed motions to amend their respective answers and counterclaims to the Company’s complaint in order to seek to add a defense of inequitable conduct and a counterclaim for a declaration of unenforceability of the Patent due to inequitable conduct. CDTS and SCON also filed to add additional federal and state law counterclaims of unfair competition. CDTS and SCON are seeking both compensatory and punitive damages as well as attorneys’ fees and costs.

      The Company will continue to prosecute its claims vigorously against SCON and CDTS and defend against counterclaims in this litigation. The Company believes the claims by CDTS and SCON are without merit.

Siegler Litigation

      The Company previously announced that there were several motions pending before the judge presiding over the trial held in the Circuit Court of Cook County, Illinois, County Department, Chancery Division related to claims made by Craig M. Siegler, a former Board member of the Company. The pending motions included motions for a mistrial and motions for a reduced verdict.

      On September 20, 2001, the judge denied plaintiff’s motion to expand the initial jury award of $6.7 million against the Company and denied the plaintiff’s motion to grant interest on the award. The judge elected not to enter the verdict against the Company pending his ruling on the Company’s motion for mistrial and the Company’s motion to reduce the amount of the award.

      On October 4, 2001, the judge denied the Company’s motion for a mistrial. The judge did not rule on the Company’s motion to reduce the amount of the award and the judge elected not to enter the judgment on the jury verdict against the Company. October 10, 2001 has been set as the date when the court will determine a schedule to present evidentiary material on the motion to reduce the jury award.

      The Company intends to continue to defend itself vigorously in this litigation including filing appeals, if necessary. However, if the Company does not prevail on its pending motion or future appeals, a judgment in this amount would have a material adverse effect on the Company’s operating results and financial condition.

SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: October 5, 2001		ISCO International, Inc.

	By:	/s/ Charles F. Willes Charles F. Willes Principal and Chief Accounting Officer